Exhibit 1.A(3)(c)

Strategic Investor

Standard Dealer Concession:

Expressed as a Percent of Premium

Year	Up to Target	Above Target	Marketing Allowance
			Up To Target	Above Target
1 - 10	12%	3%	9%	0.9%
11+	3%	3%	n/a	n/a

Modified Dealer Concession (Simplified Underwriting):

Expressed as a Percent of Premium

Year	Up to Target	Above Target	Marketing Allowance
			Up To Target	Above Target
1 - 10	10%	3%	9%	0.9%
11+	3%	3%	n/a	n/a

Modified Dealer Concession (Fee Only option):

Expressed as a Percent of Premium

Year	Up to Target	Above Target	Marketing Allowance
All	0	0	3.375%

Asset Trail (does not apply to Fee Only option):

Expressed as a Percent of Net Account Value

Year	Annualized Asset Trail
1 - 20	0.15%*
21+	0.10%**

* Paid on net account value on a monthly basis at a rate of 0.0125%.
** Paid on net account value on a monthly basis at a rate of 0.00833%.